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                                                                      Exhibit 99


ITC/\DELTACOM, INC. UNDERTAKES PRIVATE OFFERING

WEST POINT, Georgia - Feb. 25, 1998 - ITC/\DeltaCom, Inc. (Nasdaq/NM:ITCD) announced today that it intends to commence a private offering of $160 million of Senior Notes due 2008 (the "Notes").

The Company intends to use the net proceeds from the private offering primarily to fund market expansion, the on-going development and construction of the Company's fiber optic network, product development and general corporate purposes. Such net proceeds will replace (i) portions of the proceeds from the initial public offering in October 1997 which the Company intends to use to redeem $70 million of the Company's 11% Senior Notes due 2007 as soon as practicable after (and subject to) completion of the proposed offering, for an aggregate redemption price of $77.7 million (excluding accrued but unpaid interest through the redemption date), and (ii) funds that would otherwise have been available under the Company's secured credit facility which, concurrently with the offering, is being modified to, among other things, reduce available borrowings thereunder from $100 million to $50 million.

The Notes to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States unless registered, except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

ITC/\DeltaCom, Inc., headquartered in West Point, Georgia, provides integrated telecommunications services to mid-sized and major regional businesses in the southern United States, and is a leading regional provider of wholesale long-haul services to other communications companies. The Company's business communication services include local exchange service, long distance, enhanced data, Internet, operator services, and the sale and maintenance of customer premise equipment. The Company operates 16 branch offices in six states, and its 10-state, 6,300- mile fiber optic network reaches over 60 points of presence. The Company has an inter-connection agreement with BellSouth Corporation for resale and access to unbundled network elements, and is a certified Competitive Local Exchange Carrier (CLEC) in all nine BellSouth states.

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